Exhibit 4.2



                                  FORM OF NOTE
                                 [Face of Note]
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This instrument has been issued with original issue discount, as such term is defined in Section 1271 et seq. of the Internal Revenue Code of 1986, as amended. Upon inquiry made by any holder hereof, addressed to Windsor Woodmont Black Hawk Resort Corp. (the "Company") at 12160 North Abrams Road, Suite 516, Dallas, Texas 75243, Attention Michael Armstrong, the Company will provide a statement setting forth the issue price, the amount of original issue discount, the issue date and the yield to maturity with respect to the instrument held by such holder.

This instrument is subject to the terms of a Intercreditor Subordination and Collateral Agreement dated as of March 14, 2000, between SunTrust Bank, as trustee, Hyatt Gaming Management, Inc. and the Company (as amended in accordance with its terms) which is incorporated herein by reference. Notwithstanding any statement to the contrary contained in this instrument, no payment on account of the obligations hereunder, whether of principal or interest or otherwise, shall be made, paid, received or accepted except in accordance with the express terms of the Intercreditor Subordination and Collateral Agreement.

                                                         CUSIP/CINS ____________

                  13% [Series B] First Mortgage Notes due 2005

No. ___                                                            $____________

                    Windsor Woodmont Black Hawk Resort Corp.

promises to pay to _____________________________________________________________
or registered assigns,
the principal sum of ___________________________________________________________
Dollars on March 15, 2005.
Interest Payment Dates:  March 15 and September 15
Record Dates:  March 1 and September 1
Dated:  March   , 2000


                                        Windsor Woodmont Black Hawk Resort Corp.

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        By: ____________________________________
                                            Name:
                                            Title:

This is one of the Notes referred to in the within-mentioned Indenture:

SunTrust Bank,
  as Trustee

By: __________________________________
         Authorized Signatory


================================================================================

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                                 [Back of Note]
                  13% [Series B] First Mortgage Notes due 2005

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Unit Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the following legend if Regulation S Temporary Global Note:

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. Interest. Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation (the "Company"), promises to pay interest on the principal amount of this Note at 13% per annum from March 17, 2000 until maturity and shall pay the Liquidated Damages payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages semi-annually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2000. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to


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time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.1

     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in
Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Liquidated Damages on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. Paying Agent and Registrar. Initially, SunTrust Bank, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. Indenture. The Company issued the Notes under an Indenture dated as of March 14, 2000 ("Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company limited to $135.0 million in aggregate principal amount.

     5. Optional Redemption.

     (a) Except as set forth in subparagraph (b) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to March 15, 2002. Thereafter, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption

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     1 [If Regulation S Temporary Global Note, add the following paragraph:
Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Senior Subordinated Notes under the Indenture.]


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prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:


Year                                                   Percentage
----                                                   ----------
2002............................................        113.000%
2003............................................        108.666%
2004............................................        104.333%
2005 (maturity).................................        100.000%


     (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to March 15, 2002, the Company may redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 113% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date with the net cash proceeds of a Equity Offering; provided that (i) at least 65% in aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption and (ii) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     6. Gaming Redemption

     Notwithstanding the provisions of subparagraph (a) of paragraph 5 above, if any Gaming Authority requires that a Holder or beneficial owner of notes must be licensed, qualified or found suitable under any applicable gaming law and such Holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by such Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or such beneficial owner is notified by such Gaming Authority that such Holder or beneficial owner shall not be so licensed, qualified or found suitable, the Company will have the right, at its option: (i) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's Notes within 30 days (or such earlier date as may be ordered by such Gaming Authority) of (x) the termination of the period described above for such Holder or beneficial owner to apply for a license, qualification or finding of suitability, or (y) receipt of the notice from such Gaming Authority that such holder or beneficial owner shall not be licensed, qualified or found suitable by such Gaming Authority; or (ii) to redeem the Notes of such holder of beneficial owner at a redemption price equal to the lesser of the principal amount thereof or the price at which such holder or beneficial owner acquired such notes, together with, in either case, accrued and unpaid interest thereon to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority.

     7. Mandatory Redemption.

     Except as set forth in paragraphs 6 above and 8 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

     8. Repurchase at Option of Holder.

     (a) If the Company or a Subsidiary consummates any Asset Sales, pursuant to
Section 4.10 of the Indenture, when the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer (an "Asset


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Sale Offer") to all Holders of Notes pursuant to Section 3.10 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, which date will be no less than 30 nor more than 60 days after the date of the Asset Sale Offer, in accordance with the procedures set forth in
Section 3.10 of the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may repay any principal amount, or accrued and unpaid interest thereon, owing pursuant to the city improvement bonds, the FF&E Financing and/or the Second Mortgage Notes (not to exceed, in the aggregate, the amount by which the Excess Proceeds exceeds the aggregate principal amount of Notes, plus accrued and unpaid interest thereon, tendered in such Asset Sale Offer) and may, subject to the provisions of the Indenture and the Collateral Documents, use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the Collateral Documents. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner set forth in Section 3.02 of the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

     (b) Within 120 days after the end of each Operating Year of the Company, beginning with the first Operating Year after the Black Hawk Casino becomes operating, the Company will make an offer to all Holders (an "Excess Cash Flow Offer") to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased with (i) 50% of the Company's Excess Cash Flow in respect of the four consecutive fiscal quarters ending on or immediately following the last day of such Operating Year plus (ii) any amounts disbursed from the Cash Collateral Accounts and the Hyatt Cash Collateral Accounts pursuant to Section 11 of the Cash Collateral and Disbursement Agreement that the Company elects, in its sole discretion, to include any Excess Cash Flow Offer (the sum of the foregoing clauses (i) and (ii), collectively, the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 101% of the principal amount of Notes to be purchased, plus accrued and unpaid interest to the purchase date (the "Excess Cash Flow Purchase Price"), in accordance with the procedures set forth in Section 3.10 of the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount with respect thereto, the Company may repay any principal amount, or accrued and unpaid interest thereon, owing pursuant to the City Improvement Bonds, the FF&E Financing and/or the Second Mortgage Notes (not to exceed, in the aggregate, the amount by which the Excess Cash Flow Offer amount exceeds 101% of the aggregate principal amount of Notes, plus accrued and unpaid interest thereon, tendered in such Excess Cash Flow Offer) and may, subject to the other provisions of the Indenture and the Collateral Documents, use any remaining excess cash flow for general corporate purposes and the amount of Excess Cash Flow shall be reset at zero. Holders of Notes that are the subject of an offer to purchase shall receive an Excess Cash Flow Offer from the Company prior to any related purchase date and may elect to have such notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

     (c) Subject to the conditions set forth below, within 90 days after any Event of Loss with respect to any Collateral, the Company or the affected Restricted Subsidiary of the Company, as the case may be, shall so notify the


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Trustee, describing in such notice the nature of the Event of Loss in reasonable detail, and shall (i) apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of the improvements to the Black Hawk Casino, with no concurrent obligation to make any offer to purchase any Notes; (ii) if the Casino is not Operating and the Net Loss Proceeds exceed $1.0 million, deposit the Net Loss Proceeds in the Construction Disbursement Account to be disbursed in accordance with the procedures set forth in the Disbursement Agreement; (iii) if the Net Loss Proceeds exceed $1.0 million, deliver to the Trustee within 60 days after such Event of Loss a written opinion from a nationally recognized architect that the Black Hawk Casino, with at least the Minimum Facilities, can be rebuilt, repaired, replaced or constructed and Operating within not more than 360 days after the Event of Loss (but in no event later than the date that is six months prior to the maturity date of the Notes); and (iv) if the Net Loss Proceeds exceed $1.0 million, deliver an Officers' Certificate certifying that the Company has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (i) above and in accordance with clause
(iii) above.

     Upon the occurrence of an Event of Loss with respect to any Collateral having a fair market value or a replacement cost greater than $20 million, or if upon the occurrence of any Event of Loss the Company is unable or fails to furnish the written opinion from a nationally recognized architect as required by clause (iii) above, then the Company shall, simultaneously with the delivery of the notice to the Trustee as set forth above, deliver to the Holders a notice (an "Event of Loss Notice") providing for the following: an option either (x) to allow the Company to apply the Net Loss Proceeds to the rebuilding, repair, replacement or construction of the improvements to the Black Hawk Casino or (y) to require that the Company purchase the maximum principal amount of Notes that may be purchased out of the Net Loss Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid Interest and Liquidated Damages, if any, thereon to the date of purchase (an "Event of Loss Offer").

     If Holders of a majority of the aggregate principal amount of the Notes then outstanding provide a written request (an "Event of Loss Acceptance") within 30 days after the Event of Loss Notice that the Company effect an Event of Loss Offer, then the Company shall, within 10 days after the Event of Loss Acceptance, effect an Event of Loss Offer. The Event of Loss Offer shall be conducted in accordance with Section 3.10 of the Indenture and shall be consummated not less than 30 nor more than 60 days after the date of such Event of Loss Offer. To the extent that the aggregate principal amount of Notes tendered pursuant to an Event of Loss Offer exceeds the Net Loss Proceeds, the Trustee shall select the Notes to be purchased in the manner described under
Section 3.02 hereof. To the extent that the aggregate amount of Notes tendered pursuant to an Event of Loss Offer is less than the Net Loss Proceeds, the Company may repay any principal amount, or accrued and unpaid interest thereon, owing pursuant to the City Improvement Bonds, the FF&E Financing and/or the Second Mortgage Notes (not to exceed, in the aggregate, the amount by which the Net Loss Proceeds exceeds the aggregate principal amount of Notes, plus accrued and unpaid interest thereon, tendered in such Event of Loss Offer) and may, subject to the other provisions of the Indenture and the Collateral Documents, use any remaining Net Loss Proceeds for any purpose not otherwise prohibited by the Indenture.

     9. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (unless a shorter period is required by a Gaming Authority with respect to a redemption pursuant to


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Paragraph 6 of this Note). Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

     10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.2

     11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes). Without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, an amendment or waiver may not affect the Liens in favor of the Trustee and the Holders created under the Collateral Documents in a manner adverse to the Holders (other than pursuant to the release of Collateral in accordance with the provisions of the Indenture and of the applicable Collateral Documents) or release all or any material portion of the Collateral. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture or to provide for additional Subordinated Guarantors.

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2 [If Regulation S Temporary Global Note, add the following paragraph: This
Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day restricted period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an opinion of counsel, if applicable) required by
Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]


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     13. Defaults and Remedies. Events of default include: (a) default for 30 days in the payment when due of Interest on, or Liquidated Damages, if any, with respect to, the Notes; (b) default in the payment when due of principal of or premium, if any, on the Notes; (c) failure to comply with any of the provisions of Section 4.07, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18,
4.19, 4.20, 4.21, 4.25, 4.28, 4.29, 4.30, 4.31, 4.32 or 5.01 of the Indenture;
(d) a Change of Control shall occur; (e) the Company or any of its Restricted Subsidiaries for 30 days after notice thereof fails to comply with the provisions of any of the other agreements in the Indenture not set forth in clause (c) above; (f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Closing Date, if that default: (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1.0 million or more; (g) the Company or any of its Restricted Subsidiaries fails to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (h) (i) the Company, the LLC or any of their respective Affiliates breaches any material representation or warranty in the Collateral Documents or any certificates delivered in connection therewith, (ii) the Company, the LLC or any of their respective Affiliates fails after written notice thereof to comply with any material covenant or agreement set forth in the Collateral Documents, (iii) the Company, the LLC or their respective Affiliates repudiates any of its obligations under the Collateral Documents,
(iv) the Collateral Documents become unenforceable against the Company, the LLC or their respective Affiliates or perfection or priority of the Liens granted by the Company, the LLC or their respective Affiliates thereunder is lost for any reason, which in the case of clauses (i) and (ii) remains uncured for a period of 30 days after written notice specifying such breach or default; (i) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case,
(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is not paying its debts as they become due; or (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days; (k) the revocation, termination, suspension or other cessation of effectiveness for a period of more than 90 consecutive days of any Gaming License results in the cessation or suspension of gaming operations at any Gaming Facility; or (l) the Black Hawk Casino fails to be Operating by


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the Operating Deadline or fails to remain Operating thereafter, except (a) as the hours of operation of the Black Hawk Casino may be limited by any Gaming Authority or Gaming Law or (b) for a period of time not to exceed 30 days during any 45-day period and not to exceed 60 days during any one-year period; provided, however, that, in any event, there shall not be an Event of Default under this clause if the failure to remain Operating during such period results from an Event of Loss pursuant to the terms of this Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. In the event the Trustee is required by the holders or otherwise required by the Indenture or the collateral documents to take any action which may reasonably result in environmental-related liability to the Trustee, the Trustee may require additional indemnities regarding such liability. If such indemnities are not obtained, the Trustee may resign. In the case of any event of default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium and Liquidated Damages, if any, on the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     15. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     16. Security. The due and punctual payment of the principal of, interest and premium, if any, and liquidated damages, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest and Liquidated Damages (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under the Indenture and the Notes, according to the terms hereunder or thereunder, shall be ratably secured by a lien on the collateral owned by the Company, subject to certain permitted liens. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral

Documents (including, without limitation, the provisions providing for foreclosure and release of collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the collateral documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

     17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

     19. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the A/B Exchange Registration Rights Agreement dated as of March 14,2000, between the Company and the parties named on the signature pages thereof or, in the case of additional notes, holders of restricted global notes and restricted definitive notes shall have the rights set forth in one or more registration rights agreements, if any, between the Company and the other parties thereto, relating to the rights given by the Company to the purchasers of any additional notes (collectively, the "Registration Rights Agreement").

     20. CUSIP Numbers. The Company in issuing the notes, may use a "cusip" number. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

           Windsor Woodmont Black Hawk Resort Corp.
           12160 North Abrams Road, Suite 516
           Dallas, TX  75243
           Attention:  Michael Armstrong

                                 Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: __________________________________
                                               (Insert assignee's legal name)

--------------------------------------------------------------------------------
                  (Insert assignee's Soc. Sec. or tax I.D. no.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              (Print or type Assignee's name, address and zip code)

and irrevocably appoint_________________________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ____________________________

                    Your Signature: ____________________________________________
                   (Sign exactly as your name appears on the face of this Note)


Signature Guarantee*: __________________________________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

                                        Option of Holder to Elect Purchase

     If you want to elect to have this Note purchased by the Company pursuant to
Section 4.10, 4.28 or 4.29 of the Indenture, check the appropriate box below:

 [ ] Section 4.10            [ ] Section 4.28           [ ] Section 4.29

     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, 4.28 or 4.29 of the Indenture, state the amount you elect to have purchased:

$______________________________

Date: _________________________

                    Your Signature: ____________________________________________
                    (Sign exactly as your name appears on the face of this Note)

                    Tax Identification No.:  ___________________________________


Signature Guarantee*: _________________________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

                SCHEDULE OF EXCHANGES OF [REGULATION S TEMPORARY

                  GLOBAL NOTE] [INTERESTS IN THE GLOBAL NOTE]*

     The following exchanges of a part of this [Regulation S Temporary Global Note] [Global Note] [for an interest in another Global Note, or of other Restricted Global Notes for an interest in this Regulation S Temporary Global Note] [for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note], have been made:


                                                                   Principal Amount of this     Signature of authorized
                     Amount of decrease in   Amount of increase in   Global Note following        officer of Trustee or
                       Principal Amount       Principal Amount of        such decrease               Note Custodian
 Date of Exchange     of this Global Note      this Global Note          (or increase)               --------------
----------------      -------------------      ----------------          -------------













* This schedule should be included only if the Note is issued in global form.




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